SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

MATTSON TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

47131 Bayside Drive

Fremont, California 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2003

The Annual Meeting of Stockholders of Mattson Technology, Inc. (the “Company”) will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 21, 2003, at 10:00 a.m. local time for the following purposes:

1.	To elect two (2) Class III directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

2.	To approve an increase in the number of shares reserved for issuance under the Company’s Amended and Restated 1989 Stock Option Plan by 1,500,000 shares.

3.	To approve an increase in the number of shares reserved for issuance under the Company’s 1994 Employee Stock Purchase Plan by 700,000 shares.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 28, 2003 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Newark Hilton at the address indicated above.

By Order of the Board of Directors,

Ludger Viefhues, Secretary

Fremont, California

April 22, 2003

You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

Mattson Technology, Inc.

47131 Bayside Drive

Fremont, California 94538

(formerly, through the end of April 2003, at:

2800 Bayview Drive

Fremont, California 94538)

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2003

GENERAL INFORMATION

Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on May 21, 2003 (the “Meeting”), for the purposes set forth in the accompanying notice, and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 22, 2003, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each nominee and for each proposal.

Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver soliciting materials to stockholders of record and beneficial owners and to assist the Company in collecting proxies from such persons. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $8,000. Except as described above, the Company does not intend to solicit proxies other than by mail. The Company will bear the costs of the solicitation of proxies for the Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

Only holders of shares of common stock of record as of the close of business on March 28, 2003 are entitled to vote at the meeting. On the record date, there were issued and outstanding 44,866,783 shares of common stock. Each share of common stock is entitled to one vote on all matters to be voted upon.

The presence, in person or by duly authorized proxy, of the holders of a majority of the voting shares of common stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e. shares held by brokers or nominees which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular matter) will be counted as present in determining whether a quorum is present at the Meeting. Under rules governing brokers who are voting with respect to shares held in Street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, and amendments to increase the share reserve under equity compensation plans if the increases do not exceed five percent of the issuer’s outstanding common stock. Non-routine matters include amendments to stock plans where the aggregate share reserve increase exceeds five percent of the issuer’s outstanding common stock.

Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 14, 2003 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Executive Compensation Table below and (iv) all directors and executive officers as a group. To the Company’s knowledge and except as otherwise indicated below, and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of common stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 44,866,783 shares of common stock outstanding as of March 14, 2003. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of March 14, 2003 are deemed outstanding for the purpose of computing the shares owned and percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Entries denoted by an asterisk represent an amount less than 1%.

Name of Beneficial Owner(1)	Amount and Nature Of Beneficial Ownership		Percent of Common Stock Outstanding(2)
STEAG Electronic Systems AG Ruettenscheider Strasse 1-3, 45128 Essen, Germany	13,173,644	(1)	29.4%

State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	8,003,000	(2)	17.8%

Mellon Financial Corporation One Mellon Center Pittsburgh, Pennsylvania 15258	3,809,433	(3)	8.5%

Brad Mattson 47131 Bayside Drive Fremont, California 94538	2,575,364	(4)	5.7%

Dr. Jochen Melchior (5)	21,000	(6)	*

Dr. Hans-Georg Betz	21,000	(6)	*

Kenneth Kannappan	37,624	(7)	*

Shigeru Nakayama	57,978	(8)	*

Kenneth G. Smith	71,249	(9)	*

William Turner	—		—

Name of Beneficial Owner(1)	Amount and Nature Of Beneficial Ownership		Percent of Common Stock Outstanding(2)

David Dutton	108,486	(10)	*

Robert B. MacKnight	109,728	(11)	*

Ludger H. Viefhues	90,997	(12)	*

Yasuhiko Morita	107,410	(13)	*

David Ferran	—		—

Directors and executive officers as a group (9 persons)	518,062	(14)	1.1%

*	Less than 1%.

(1)	According to Schedule 13D filed with the Securities and Exchange Commission on May 8, 2002 by STEAG Electronic Systems AG (“SES”), SES directly beneficially owns 13,173,644 shares of the Company’s common stock. STEAG AG (“STEAG”) owns all of the capital stock of SES and, as a result, is the indirect beneficial owner of the shares of the Company held directly by SES, and each has sole voting and dispositive power with respect to such shares.

(2)	According to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2003 by State of Wisconsin Investment Board (“SWIB”), SWIB directly beneficially owns 8,003,000 shares of the Company’s common stock.

(3)	According to Schedule 13G filed with the Securities and Exchange Commission on January 22, 2003 by Mellon Financial Corporation, Mellon Financial Corporation beneficially owns 3,809,433 shares of the Company’s common stock, The Boston Safe Deposit and Trust Company beneficially owns 3,348,620 shares of the Company’s common stock and The Boston Company Asset Management, LLC beneficially owns 2,619,640 shares of the Company’s common stock. Mellon Financial Corporation has sole voting power with respect to 2,679,833 shares of the Company’s common stock, has shared voting power with respect to 442,120 shares of the Company’s common stock, and has sole dispositive power over 3,809,433 shares of the Company’s common stock. The Boston Safe Deposit and Trust Company has sole voting power with respect to 2,234,520 shares of the Company’s common stock, has shared voting power with respect to 442,120 shares of the Company’s common stock and has sole dispositive power over 3,348,620 shares of the Company’s common stock. The Boston Company Asset Management, LLC has sole voting power with respect 2,088,920 shares of the Company’s common stock, has shared voting power with respect to 442,120 and has sole dispositive power over 2,619,640 shares of the Company’s common stock.

(4)	Includes 148,548 shares subject to options exercisable within 60 days of March 14, 2003. Mr. Mattson resigned from the Company’s Board of Directors on November 7, 2002.

(5)	Dr. Melchior is Chief Executive Officer and Chairman of the Management Board of STEAG AG and Chairman of the Supervisory Board of SES. Accordingly, he may be deemed to share voting power or investment power with respect to the 13,173,644 shares held by SES. He disclaims beneficial ownership of these shares.

(6)	Consists of 21,000 shares subject to options exercisable within 60 days of March 14, 2003.

(7)	Includes 35,624 shares subject to options exercisable within 60 days of March 14, 2003.

(8)	Consists of 57,978 shares subject to options exercisable within 60 days of March 14, 2003.

(9)	Consists of 71,249 shares subject to options exercisable within 60 days of March 14, 2003.

(10)	Includes 105,233 shares subject to options exercisable within 60 days of March 14, 2003.

(11)	Includes 108,228 shares subject to options exercisable within 60 days of March 14, 2003.

(12)	Includes 87,497 shares subject to options exercisable within 60 days of March 14, 2003.

(13)	Consists of 107,410 shares subject to options exercisable within 60 days of March 14, 2003.

(14)	Includes 507,809 shares subject to options exercisable within 60 days of March 14, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company has a classified Board of Directors consisting of two Class I directors (William Turner and Kenneth Kannappan), three Class II directors (Dr. Hans-Georg Betz, David Dutton and Kenneth G. Smith) and two Class III directors (Dr. Jochen Melchior and Shigeru Nakayama). Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2004, 2005, and 2003, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting date.

The term of the Class III directors will expire on the date of the upcoming Annual Meeting. Accordingly, two persons are to be elected to serve as Class III directors of the Board of Directors at the Meeting. Management’s nominees for election by the stockholders to those two positions are the current Class III members of the Board of Directors, Dr. Jochen Melchior and Shigeru Nakayama. Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the management nominees. In the event that either Dr. Melchior or Mr. Nakayama becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting at the Annual Meeting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote.

The Board unanimously recommends a vote FOR the nominees listed herein.

The following table sets forth, for our current directors, including the Class III nominees to be elected at this meeting, information with respect to their ages and background.

Name	Age		Director Since
Class III directors whose terms expire at the 2003 Annual Meeting of Stockholders;

Nominees for reelection at the Annual Meeting:

Dr. Jochen Melchior	60	Director (Chairman)	January 2001

Shigeru Nakayama	68	Director	May 1996

Class I directors whose terms expire at the 2004 Annual Meeting of Stockholders:

William Turner	47	Director	November 2002

Kenneth Kannappan	43	Director	July 1998

Class II directors whose terms expire at the 2005 Annual Meeting of Stockholders:

Dr. Hans-Georg Betz	57	Director	January 2001

David Dutton	42	Director	December 2001

Kenneth G. Smith	53	Director	August 1994

Dr. Jochen Melchior has served as a director and Chairman since January 2001. Dr. Melchior has served as a member of the Management Board of STEAG AG since June 1987 and Chairman of the Management Board and Chief Executive Officer of STEAG AG since November 1995. Since November 1995, Dr. Melchior has also served as Chairman of the Supervisory Board of STEAG Electronic Systems AG. Dr. Melchior also currently serves as a member of the Supervisory Boards of Nationalbank AG, Vinci Deutschland GmbH, RAG Saarberg AG, AXA Service AG and West STEAG Partners GmbH. He serves as Vice Chairman of the Westfalische Hypothekenbank AG and Chairman of the Supervisory Boards of STEAG Electronic Systems AG, STEAG HamaTech AG and STEAG Walsum Immobilien AG.

Shigeru Nakayama has served as a director since May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

William Turner has served as a director since November 2002. Mr. Turner also serves as Chairman of the Company’s Audit Committee. From 1983 to 1997, Mr. Turner was employed by KLA-Tencor Corporation (“KLA”). Mr. Turner was the Vice President, Finance of KLA from 1996 to 1997, and was the Corporate Controller of KLA from 1989 to 1996. Mr. Turner has recently been active as an investor in private high-tech start-up companies.

Kenneth Kannappan has served as a director since July 1998. Mr. Kannappan has served as the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, since March 1998. From 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. From 1991 to 1995, Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan currently serves as a member of the board of directors of Plantronics, Inc. and Integrated Device Technology, Inc.

Dr. Hans-Georg Betz has served as a director since January 2001. Dr. Betz has served as Chief Executive Officer of West STEAG Partners since August 2001. Dr. Betz served as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG from January 1996 to July 2001 and as a member of the Management Board of STEAG Electronic Systems AG from October 1992 to July 2001. Dr. Betz served as a member of the Management Board of STEAG AG from January 1997 to July 2001. Dr. Betz also currently serves as Chairman of the Supervisory Board of STEAG MicroParts, as a member of the Advisory Board of STEAG AG and Fraunhofer-Verbund Mikroelektronik, and as a director of STEAG HamaTech AG, GuideTech, Inc., Photodigm, Inc., Lambda Crossing, Tevet, InfoCyclone, and Envara.

David Dutton has served as a director since December 2001. Mr. Dutton has served as the Company’s Chief Executive Officer and President since October 2001. Prior to being elected Chief Executive Officer and President, Mr. Dutton had served as the President of the Company’s Plasma Products Division. Mr. Dutton joined the Company in 1994 as General Manager in the Strip/Plasma Etch division. From 1998 to 2000, Mr. Dutton served as Executive Vice President and Chief Operating Officer of the Company. From 1993 to 1994, Mr. Dutton was Engineering Manager for Thin Films Processing at Maxim Integrated Products, Inc. From 1984 to 1993, Mr. Dutton served as an engineer and then manager in plasma etch processing and yield enhancement at Intel Corp.

Kenneth G. Smith has served as a director since August 1994. Mr. Smith was President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer, from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer.

Board Meetings and Committees

During the fiscal year ended December 31, 2002, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board and of each of the Committees on which he served during fiscal 2002 and which occurred on or after the initiation of his term as a director. The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and Nominating Committee.

For a description of the principal functions of the Audit Committee, see “Report of the Audit Committee.” During fiscal 2002, the Audit Committee consisted of Mr. Turner, Mr. Smith, Mr. Kannappan and Dr. Betz. The Audit Committee held six meetings during fiscal 2002. One of the members of the Audit Committee of the Company’s Board of Directors, Dr. Hans Betz, is not considered to be an “independent director” under current NASDAQ corporate governance rules because he had been formerly employed as a member of the management of STEAG Electronic Systems AG, which owns more than 20% of the Company’s stock. The NASDAQ corporate governance rules permit an audit committee to include one member who is not independent, under exceptional and limited circumstances, where the company’s board of directors determines that his membership on the audit committee is required by the best interests of the corporation and its shareholders. The Company’s Board of Directors determined that it is in the best interest of the Company and its shareholders for Dr. Betz to continue to serve on the Audit Committee due to his strong contributions on the Committee, his familiarity with the semiconductor equipment industry, and the value of continuity on the Audit Committee as it oversees the Company’s efforts to improve and integrate its financial systems.

The principal functions of the Compensation Committee are to set the salary and bonus earned by the Chief Executive Officer, recommend to the Board the compensation of directors and executive officers of the Company, to oversee the administration of the Company’s stock option plans and to perform such other duties regarding compensation for employees and consultants as the Board may delegate from time to time. See “Report of the Compensation Committee on Executive Compensation.” During fiscal 2002, the Compensation Committee consisted of Mr. Smith, Mr. Kannappan and Dr. Betz. The Compensation Committee held one meeting during fiscal 2002.

The function of the Nominating Committee is to consider qualified candidates for appointment and nomination for election to the Board of Directors and to make recommendations to the Board concerning such candidates. The Nominating Committee was formed effective January 1, 2001. During fiscal 2002, the Nominating Committee consisted of Dr. Betz. The Nominating Committee held one meeting during fiscal 2002. The Nominating Committee considers candidates recommended by any stockholder who provides notice in the manner described below. Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination is given in writing to the Secretary of the Company in accordance with the Company’s bylaws. Nominations from stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company at 47131 Bayside Drive, Fremont, California 94538 no later than December 26, 2003.

Compensation of Directors

Non-employee directors are paid $5,000 per Board of Directors meeting attended. The Chairman of the Board is paid $10,000 per meeting attended. The Company also reimburses its outside directors for travel expenses and other out-of-pocket expenses associated with attending meetings. Non-employee directors are paid $1,000 or, in the case of the Chairman, $2,000, per meeting of each committee of the Board attended.

The Company’s Amended and Restated 1989 Stock Option Plan (the “Stock Option Plan”) provides for the automatic grant of options to the Company’s non-employee directors. Currently, each non-employee director is granted an initial option to purchase 30,000 shares on the date of appointment or election to the Board. In addition, each non-employee director of the Company who has continuously served on the Board for six months as of the date of the Annual Meeting of Stockholders is granted an option to purchase an additional 10,000 shares or, in the case of the Chairman, an option to purchase an additional 15,000 shares, on the date immediately after each Annual Meeting of Stockholders.

Voting Arrangements

In connection with the business combination in which the Company acquired the semiconductor equipment division of STEAG Electronic Systems AG (“SES”), the Company entered into a Stockholder Agreement with SES and Brad Mattson that provides, among other things, for the appointment of two persons designated by SES to join the Company’s Board of Directors. Dr. Jochen Melchior and Dr. Hans Georg-Betz were designated by SES and were appointed as directors effective January 1, 2001. The Stockholder Agreement also provides that the Company will cause each of Dr. Melchior and Dr. Betz, or successors designated by SES, to be nominated for election as directors at each Annual Meeting of the Company’s stockholders at which their terms as directors will expire. SES and Mr. Mattson each agreed to be present in person or by proxy and to vote at each stockholder meeting where directors are to be elected, and to vote affirmatively for the election of nominees for director proposed in accordance with the Stockholder Agreement.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table presents information for the fiscal years ended December 31, 2000, 2001, and 2002 regarding the compensation paid to the Company’s Chief Executive Officer and each of the most highly compensated executive officers who made over $100,000 in the most recent fiscal year, as well as two of the Company’s former executive officers.

Name and Principal Position	Fiscal Year	Annual Compensation		Long Term Compensation Awards/ Securities Underlying Options (#)	All Other Compensation ($)
		Salary ($)	Bonus ($)(1)
David Dutton (2) Chief Executive Officer and President	2002 2001 2000	403,794 300,756 218,077	— — 168,197	105,466 240,000 —	— — —

Robert MacKnight (3) Chief Operating Officer	2002 2001 2000	309,619 79,094 —	— — —	94,372 250,000 —	— — —

Ludger Viefhues (4) Chief Financial Officer, Executive Vice President, Finance and Secretary	2002 2001 2000	299,284 299,058 6,154	— — 110,000	34,372 250,000 —	— — —

Former Officers

David Ferran (5) President, Wet Products Division	2002 2001 2000	206,806 177,019 —	110,000 — —	— 250,000 —	190,561 — —

Yasuhiko Morita (6) Executive Vice President, Business Strategy	2002 2001 2000	222,030 208,256 200,000	— — 116,000	33,006 55,000 —	— — —

(1)	Bonuses are based on performance or achievement of goals and accrued for the fiscal year indicated, but are paid after fiscal year end. See “Report of the Compensation Committee on Executive Compensation.”

(2)	Mr. Dutton became Chief Executive Officer in October 2001 and previously held positions as Executive Vice President and President, Plasma Division.

(3)	Mr. MacKnight joined the Company in September 2001.

(4)	Mr. Viefhues joined the Company in December 2000.

(5)	Mr. Ferran joined the Company in July 2001 and resigned from his position as President, Wet Products Division in August 2002. Mr. Ferran’s compensation in 2002 includes $160,000 paid upon termination of Mr. Ferran’s employment with the Company pursuant to a severance agreement between the Company and Mr. Ferran, and $30,561 reimbursed for relocation expenses.

(6)	Mr. Morita ceased to be an executive officer effective December 2002.

Stock Options Granted During Fiscal 2002

The following table provides the specified information concerning grants of options to purchase the Company’s common stock made during the fiscal year ended December 31, 2002, to the persons named in the Executive Compensation Table.

Individual Grants in Fiscal 2002
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal 2002 (2)		Exercise Price ($/share) (3)		Expiration Date (4)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
							5%		10%
David Dutton	60,000 5,466 40,000	3.72 0.34 2.48	% % %	$ $ $	6.95 1.90 3.08	1/22/12 9/23/12 11/08/12	$ $ $	262,000 7,000 77,000	$ $ $	665,000 17,000 196,000

Robert MacKnight	60,000 4,372 30,000	3.72 0.27 1.86	% % %	$ $ $	6.95 1.90 3.08	1/22/12 9/23/12 11/08/12	$ $ $	262,000 5,000 58,000	$ $ $	665,000 13,000 147,000

Ludger Viefhues	4,372 30,000	0.27 1.86	% %	$ $	1.90 3.08	9/23/12 11/08/12	$ $	5,000 42,000	$ $	13,000 107,000

Former Officers
David Ferran	60,000	3.72%			$6.95	1/22/12		$262,000		$665,000

Yasuhiko Morita	15,000 3,006 15,000	0.93 0.19 0.93	% % %	$ $ $	6.95 1.90 3.08	1/22/12 9/23/12 11/08/12	$ $ $	66,000 4,000 29,000	$ $ $	166,000 9,000 74,000

(1)	Options granted in fiscal year 2002 to executive officers were granted under the Company’s 1989 Stock Option Plan, have ten-year terms and, except as set forth below, vest over a period of four years at a rate of 25% after one year and 1/48th each month thereafter, conditioned upon continued employment with the Company.

(2)	The Company granted an aggregate of 1,614,519 options during the fiscal year ended December 31, 2002.

(3)	All options were granted at fair market value on the date of grant, representing the closing sale price of the Company’s common stock as quoted on the Nasdaq National Market on the date of grant.

(4)	The options in this table may terminate before their expiration upon the termination of the optionee’s status as an employee or consultant or upon the optionee’s disability or death.

(5)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission’s rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option and there can be no assurance that the potential realizable values shown in this table will be achieved. One share of stock purchased at $6.95 in fiscal 2002 would yield profits of approximately $4.37 per share at 5% appreciation over ten years, or approximately $11.08 per share at 10% appreciation over the same period. One share of stock purchased at $3.08 in fiscal 2002 would yield profits of approximately $1.94 per share at 5% appreciation over ten years, or approximately $4.91 per share at 10% appreciation over the same period. One share of stock purchased at $1.90 in fiscal 2002 would yield profits of approximately $1.19 per share at 5% appreciation over ten years, or approximately $3.03 per share at 10% appreciation over the same period.

Option Exercises in last Fiscal Year and Fiscal 2002 Year-End Option Values

The following table provides the specified information concerning exercises of options to purchase the Company’s common stock in the fiscal year ended December 31, 2002, and unexercised options held as of December 31, 2002, by the persons named in the Executive Compensation Table above. There were no exercises of options by any of the officers named in the Executive Compensation Table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(3)
			Vested(1)	Unvested(2)	Vested(4)	Unvested
David Dutton	—	—	151,067	299,299	—	$5,247
Robert MacKnight	—	—	68,750	275,622	—	$4,197
Ludger Viefhues	—	—	96,873	187,499	—	$4,197

Former Officers
David Ferran	—	—	—	—	—	—
Yasuhiko Morita	—	—	97,517	72,489	—	$2,886

(1)	Represents shares which are immediately exercisable and/or vested. Options granted under the 1989 Stock Option Plan generally vest and become exercisable over a period of four years at a rate of 25% after one year and 1/48th each month thereafter.

(2)	Represents shares which are unvested and not exercisable.

(3)	Market value of underlying securities is based on the closing price of the Company’s common stock on December 31, 2002 (the last trading day of the 2002 fiscal year), which was $2.86 per share as reported on the Nasdaq National Market.

(4)	Represents value related to shares that are immediately exercisable and/or vested.

Shares Acquired on Exercise includes all shares underlying the option, or portion of the option, exercised without deducting shares withheld to satisfy tax obligations, sold to pay the exercise price or otherwise disposed of. Value Realized is calculated by multiplying the difference between the market value, deemed to be the closing market price of the Company’s common stock on the Nasdaq National Market, and exercise price when exercised by the number of shares acquired upon exercise. The value of any payment by the Company for the exercise price or related taxes is not included. Value of Unexercised In-the-Money Options at Fiscal Year End is calculated by multiplying the difference between the market value and exercise price at fiscal year end by the number of options held at fiscal year end.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2002, including the Amended and Restated 1989 Stock Option Plan, and the 1994 Employee Stock Purchase Plan, and the option agreements assumed by the Company in connection with the acquisition of CFM Technologies, Inc. (“CFM”).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,760,056	$9.36	2,745,952
Equity compensation plans not approved by security holders (2)	174,762	$21.74	—

Total	2,934,818	$11.10	2,745,952

(1)	Represents shares of the Company’s Common Stock issuable pursuant to the Company’s Amended and Restated 1989 Stock Option Plan, and 1994 Employee Stock Purchase Plan.
(2)	Represents 174,762 shares of the Company’s Common Stock issuable pursuant to options assumed pursuant to the acquisition of CFM Technologies, Inc., on January 1, 2001. The options were originally issued by CFM under the CFM 1992 Stock Option Plan, CFM 1995 Incentive Plan, and CFM Non-Employee Directors’ Stock Option Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into a Severance and Executive Change of Control Agreement with Mr. Dutton, the Company’s President and Chief Executive Officer, and has entered into an Executive Change of Control Agreement with its two other current executive officers, Mr. MacKnight and Mr. Viefhues (collectively, these agreements are the “Severance Agreements”). Each Severance Agreement provides that severance benefits become payable to the executive in the event that, within 12 months following a “Change of Control” of the Company (described below), the executive is terminated by the Company without good cause. In that event, upon signing a general release, the executive is entitled to receive continuing payment of his then-current base salary and continued coverage under the Company’s medical and dental plan, for a severance period of 12 months for the Chief Executive Officer, and 9 months for the other executive officers. The Chief Executive Officer is entitled to this same severance benefit in the event his employment is terminated by the Company without good cause, in the absence of a Change of Control.

In the event that, within 12 months following a Change of Control of the Company, any of these executive officers terminates his employment with the Company for “good reason” (defined to include a significant reduction in the executive’s base salary, the assignment of duties which reflect a material adverse change in his responsibility or status, and transfer of his place of employment by 50 miles or more), and gives 30 days written notice of termination to the Company, then, upon signing a general release, the executive is entitled to receive continuing payment of his then-current base salary and continued coverage under the Company’s medical and dental plan, for a severance period of 24 months for the Chief Executive Officer (limited to 18 months for continuation of medical and dental benefits), and 18 months for the other executive officers.

In addition, the Severance Agreements provide for accelerated vesting of all of the executive’s unvested stock options following a Change of Control in the event of a termination that triggers severance benefits. If any part of the benefits under a Severance Agreement is determined by the Company’s accountants to be an excess parachute payment under Section 280G of the Internal Revenue Code, then at the executive’s option, the payment will be reduced to the minimum extent necessary to have no excess parachute payment. “Change of Control” is defined in the Severance Agreements as an acquisition by any person of beneficial ownership of 50% or more of the Company’s voting stock, certain mergers or other business combinations involving the Company, the sale, exchange or transfer of all or substantially all of the assets of the Company, or a liquidation or dissolution of the Company.

Effective as of October 15, 2001, Brad Mattson resigned as the Company’s Chief Executive Officer. Pursuant to the Transition Agreement by and between Mr. Mattson and the Company, dated as of December 13, 2001, Mr. Mattson continues to work for the Company as a part time employee, assisting on strategic issues, for a term of two years from the date of his resignation. Mr. Mattson is paid $450,000 per year for his services. Mr. Mattson served on the Company’s Board of Directors until November 2002. The Transition Agreement also provides that, during the term of the Transition Agreement, Mr. Mattson will vote his shares of the Company’s common stock in the manner recommended by a majority of the Board of Directors, provided that he shall have no obligation to vote for any proposal that adversely affects his rights as a stockholder in a manner materially adverse to the impact on other stockholders. In addition, Mr. Mattson agrees that, during the term of the Transition Agreement, he will not compete with the Company’s business.

Pursuant to the Company’s Amended and Restated 1989 Stock Option Plan, in the event that a change in control of the Company, as defined therein, occurs and the acquiring corporation does not assume or substitute new options for outstanding options granted under the 1989 Plan, any unexercised and unvested portions of the outstanding options will become immediately exercisable and vested in full as of the date ten days prior to the date of the change in control. Any option or portion thereof that is neither assumed or substituted with new options by the acquiring corporation nor exercised as of the date of the change in control will terminate and cease to be outstanding effective as of the date of the change in control.

Pursuant to the Company’s 1994 Employee Stock Purchase Plan, as amended, in the event of a proposed sale of all or substantially all of the Company’s assets, or a merger or consolidation of the Company, then in the sole discretion of the plan administrator, (i) each purchase option granted under the 1994 Plan shall be assumed or an equivalent purchase option shall be substituted by the successor corporation, (ii) all outstanding purchase options shall be deemed exercisable on a date set by the administrator that is on or before the date of consummation of such merger, consolidation or sale or (iii) all outstanding purchase options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

The Company has outstanding three loans to Brad Mattson, who was formerly a director and the Chief Executive Officer of the Company. Mr. Mattson resigned as an officer in October 2001 and resigned as a director in November 2002. In the second quarter of 2000, the Company extended a loan to Mr. Mattson in the principal amount of $200,000, with interest payable at 6% per annum. The loan was originally due in the first quarter of 2001, but was subsequently extended to December 31, 2002. Mr. Mattson is currently in default on the repayment of this loan. In April 2002, the Company extended a loan to Mr. Mattson in the principal amount of $700,000. This loan did not bear interest and was due and payable on August 31, 2002. Mr. Mattson has partially repaid this loan in the amount of $200,000, and is currently in default as to the balance. On July 3, 2002, the Company extended an additional loan to Brad Mattson in the principal amount of $2,600,647. The interest rate on this loan is the greater of the prime rate plus 125 basis points, or that interest rate that would have been charged under a margin agreement the borrower had previously maintained with Prudential Securities. The loan is secured by a pledge of shares of stock of the Company, and was due and payable on December 31, 2002. In late December 2002, the Company entered into a Forbearance Agreement with Mr. Mattson in which the Company agreed to forbear from taking legal action provided that Mr. Mattson repays the loan in quarterly installments, with final payment due December 31, 2003. On March 28, 2003, Mr. Mattson paid $115,000 towards the installment payment. Mr. Mattson has acknowledged the amounts due, and has indicated his intention to repay them as soon as practicable. The Company intends to pursue the collection of the loan balances.

In April 2002, the Company extended a loan to Diane Mattson, a shareholder, in the principal amount of $700,000. The loan did not bear interest and was due and payable on August 31, 2002. On July 3, 2002, the Company issued an additional loan to Ms. Mattson in the principal amount of $1,141,058. The Company and Ms. Mattson subsequently agreed to consolidate her loans, such that she owed the Company $1,841,058 under the terms of the July 3, 2002 loan. The interest rate on this loan is the greater of the prime rate plus 125 basis points, or that interest rate that would have been charged under margin agreement the borrower had previously maintained with Prudential Securities. The loan is secured by a pledge of shares of stock of the Company, and was originally due and payable on December 31, 2002. In November 2002, Ms. Mattson repaid $90,000 on the loan. Ms. Mattson and the Company subsequently agreed to payment terms under which her loan is payable in quarterly installments beginning June 30, 2003 with final payment due June 30, 2004.

During the past four years, the Company had extended three loans to David Dutton, the Company’s Chief Executive Officer. As of December 31, 2002 and 2001, the total principal balance owed on these loans was $170,000. Mr. Dutton paid his loan balances in full in February 2003. The three loans had originated as follows. In the fourth quarter of 1998, the Company extended a two-year loan to Mr. Dutton in the principal amount of $100,000, bearing interest at 6% per annum. The loan was secured by approximately 32,000 shares of the Company’s common stock. During the second quarter of 2000, the Company extended a second loan to Mr. Dutton in the principal amount of $50,000, also bearing interest at 6% per annum. Repayment of the second loan was originally due in the first quarter of 2001. During the third quarter of 2001, the Company extended a note to Mr. Dutton in the amount of $20,000, again bearing interest at 6% per annum, payable on December 31, 2002. In the fourth quarter of 2001, the Company extended the maturity date on the first two loans to December 31, 2002.

During the third quarter of 2000, the Company extended a loan to Mr. Morita, formerly Executive Vice President, Global Business Operations, in the principal amount of $300,000, bearing interest at 6% per annum. As of December 31, 2001 and 2000, the principal balance owed on the loan was $300,000. The repayment of the loan, originally due in the first quarter of 2001, was extended to December 31, 2002. Mr. Morita is currently in default in repayment of the loan. He has acknowledged the amount due and indicated his intention to repay it as soon as practicable.

On April 30, 2002, the Company issued 7.4 million shares of common stock in a private placement transaction. Of the 7.4 million shares issued, 1.3 million shares were issued to Steag Electronic Systems AG (“SES”) upon conversion of $8.1 million of outstanding promissory notes at $6.15 per share. SES holds approximately 29.4% of the Company’s common stock, which it obtained pursuant to the Combination Agreement in conjunction with the Company’s acquisition of eleven subsidiaries constituting the STEAG Semiconductor Division. Pursuant to a Stockholder Agreement entered into in connection with that acquisition transaction, Dr. Jochen Melchior and Dr. Hans-Georg Betz were elected to the Company’s Board of Directors as designees of SES.

On November 5, 2001, the Company and SES amended the Combination Agreement and the Stockholder Agreement between them. The Amendment to the Stockholder Agreement eliminated restrictions on future dispositions of Company common stock by SES. The Amendment to the Combination Agreement provided for, among other things, the amendment of the secured promissory note previously issued to SES in connection with the acquisition of the STEAG Semiconductor Division, extending the maturity date and capitalizing accrued interest, and provided for the issuance of a second, secured promissory note in lieu of payment of profits owed to SES attributable to two of the acquired subsidiaries, as required under the Combination Agreement. The Company paid SES approximately $37.7 million on July 2, 2002, in full settlement of its obligations under these promissory notes.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten-percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and greater than ten-percent shareholders were complied with.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company’s common stock with the cumulative total return of the Nasdaq Stock Market Index—US and the Nasdaq Electronic Components Index for the period commencing December 31, 1997 and ending December 31, 2002.

Comparison of Cumulative Total Return From December 31, 1997 through December 31, 2002

Mattson, Total Return Index for the Nasdaq Stock Market and Nasdaq Electronic Components Index(1)

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
MATTSON TECHNOLOGY, INC.	100	83	245	147	126	41
NASDAQ STOCK MARKET (U.S.)	100	141	261	157	125	86
NASDAQ ELECTRONIC COMPONENTS	100	154	287	236	161	86

(1)	Assumes that $100.00 was invested in the Company’s common stock and in each index at market closing prices on December 31, 1997, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its independent auditors. The Audit Committee also recommends to the Board of Directors the selection of the Company’s independent auditors, and approves all professional services performed by the independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The current members of the Audit Committee are William Turner (Chairman), Kenneth Kannappan, Dr. Hans-Georg Betz and Kenneth Smith. Each Committee member is independent as defined by National Association of Securities Dealers, Inc. (“NASD”) listing standards, except Dr. Betz (see the discussion under “Board Meetings and Committees” above).

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes; as well as to review the independent audit plan and the reports of the independent auditors. We rely on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held six meetings during fiscal year 2002. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and the company’s independent auditors for 2002. On May 21, 2002 the Company dismissed Arthur Andersen LLP (“Andersen”) as its independent accountants, and on May 23, 2002 engaged PricewaterhouseCoopers LLP (“PwC”) as its new independent accountants. PwC was selected to perform the audit of the Company’s financial statement for 2002, and has been selected to perform the audit for 2003 (see the discussion under “Change in Accountants” on the next page). Andersen had served as the independent auditors of the Company since November 1, 1999. We discussed with the Company’s management and the independent auditors the overall scope of and plan for the 2002 audit, before it was performed by PwC. We met with the independent auditors to discuss the results of their examination.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2002 with management and PwC, contained in the Annual Report on Form 10-K for the year ended December 31, 2002.

We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering PwC’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to the independent auditors for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2002 be included in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

William Turner

Kenneth Kannappan

Kenneth Smith

Hans-Georg Betz

April 22, 2003

Audit and Related Fees

Audit fees.    The aggregate fees billed by PricewaterhouseCoopers LLP (“PwC”) for professional services for the audit of the Company’s annual consolidated financial statements for fiscal 2002, included in the Company’s Annual Report on Form 10-K, and the review of the quarterly financial statements, included in the Quarterly Reports on forms 10-Q, for fiscal 2002 were $856,000, and by Arthur Andersen LLP (“Andersen”) for the first quarter of 2002 were $163,500, aggregating to $1,019,500.

Financial Information Systems Design and Implementation Fees.    The Company did not engage Andersen or PwC to perform any work related to financial information systems design or implementation services during 2002.

All Other Fees.    The aggregate fees billed to the Company for all other services rendered by Andersen and PwC for fiscal 2002 were $284,500 and $474,000, respectively, aggregating to $758,500. The fees billed by Andersen include audit related services of $39,000 and tax fees of $149,000. The fees billed by PwC include tax fees of $247,000 and non-audit services of $227,000.

Representatives of PwC are expected to be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Change in Accountants

On May 21, 2002, the Company dismissed Arthur Andersen LLP (“Andersen”) as its independent accountants. Andersen had served as the independent auditors of the Company since November 1, 1999. The reports of Andersen on the financial statements of the Company for each of the two fiscal years preceding their dismissal contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. The decision to change independent accountants was approved by the Company’s Audit Committee.

During the Company’s two most recent fiscal years preceding the dismissal of Anderson, the Company had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference thereto in its report on the financial statements of the Company for such periods. During the Company’s two most recent fiscal years preceding the dismissal of Anderson, the Company had no reportable events under Item 304(a)(1)(v)(B), (C) or (D) of Regulation S-K. In its Memorandum on Internal Control in connection with the audit of the Company’s financial statements for 2001, Andersen noted four conditions that it considered to be reportable events. In particular, Andersen suggested that the Company needed to (i) better document the job descriptions, procedure manuals, and reporting lines within the finance organization, (ii) improve and formalize monitoring procedures regarding controller or management level review of entries posted by the staff, (iii) improve and automate procedures for month-end closings, and (iv) improve policies and procedures for tracking inventory balances. Company management did not disagree with the suggestions made by Andersen. The Company believes it has made substantial progress toward implementing corrective measures. The Audit Committee of the Board of Directors discussed these matters with Andersen, and the Company authorized Andersen to respond fully to any inquiries by PricewaterhouseCoopers LLP concerning these matters.

The Company engaged PricewaterhouseCoopers LLP (“PwC”) as its new independent accountants as of May 23, 2002. During the two most recent fiscal years and through the date of their engagement by the Company, the Company did not consult with PwC regarding issues of the type described in Item 304(a)(2) of Regulation S-K.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee recommends to the Company’s Board of Directors compensation of Company directors and officers and oversees the administration of the Company’s Option Plan.

Compensation Philosophy

In structuring the Company’s compensation programs, the Compensation Committee’s goals are to align compensation with the Company’s business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Compensation Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company’s compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

In addressing compensation issues, the Committee is influenced by several factors which arise from the Company’s current position and industry. The Company competes against many companies that are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, the Company has grown in size and complexity, and the Company must have a management team which has the ability to address that growth and successfully manage a much larger business. The Company also is involved in a highly cyclical industry that can experience significant slowdowns, as it currently is, and declines in financial performance and stock price which are not related to the performance of management.

Base Salary.    The Compensation Committee reviews annually each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Bonus.    The Company’s bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the relative level of achievement of goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. For 2002, the Company’s performance objectives focused on performance relative to plan in operating profit. No bonuses under the Plan were paid out for 2002.

Options.    The purpose of the Company’s Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four-year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock option plan would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. The Compensation Committee has established a policy for determining the forms of incentive compensation awarded to its executive officers that qualify as “performance-based compensation,” namely achievement of corporate goals and individual objectives. The Compensation Committee intends to continue to evaluate the effects of the statute and any Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable.

Chief Executive Officer Compensation

The Compensation Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer. The Chief Executive Officer’s salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the Chief Executive Officer’s performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted.

Conclusion

As a significant portion of the Company’s compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

COMPENSATION COMMITTEE

Hans-Georg Betz

Kenneth Kannappan

Kenneth G. Smith

April 22, 2003

PROPOSAL TWO

APPROVAL OF INCREASE IN SHARES RESERVED FOR

ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

General

The Company’s 1989 Stock Option Plan became effective on September 29, 1989 and was amended and restated in April 1997 as the Company’s Amended and Restated 1989 Stock Option Plan (the “Option Plan”). Over the more than 13 years the Option Plan has been in existence, there have been numerous increases in the total number of shares reserved for issuance under the plan. In May 2002, the stockholders approved an increase of 800,000 shares in the plan reserve, to 10,475,000 shares. In February 2002, subject to stockholder approval, the Board approved an increase in the number of shares reserved for issuance under the Option Plan by an additional 1,500,000 shares, to 11,975,000 shares.

Description of Plan

The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

General.    The Option Plan provides for the discretionary grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, (the “Code”) and nonstatutory stock options. In addition, the Option Plan provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company (“Non-employee Director Options”). As of March 14, 2003, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable, other than the automatic grants to be made to non-employee directors, as described below.

Shares Subject to Plan.    The stockholders have previously authorized the reservation of an aggregate of 10,475,000 shares of the Company’s common stock for issuance upon the exercise of options granted under the Option Plan. As of March 14, 2003, a total of 5,698,118 shares were subject to outstanding options granted under the Option Plan, 5,832,064 shares were available for future grant under the Option Plan (without taking the proposed amendment into account) and options to purchase 2,944,818 shares of common stock granted under the Option Plan had been exercised. The maximum number of authorized but unissued or reacquired shares of the Company’s common stock available for issuance under the Option Plan has been increased, subject to stockholder approval, to 11,975,000. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares of common stock for which such option is not exercised are returned to the Option Plan and become available for future grant. The Option Plan also provides that if shares issued upon exercise of an option are repurchased by the Company, the repurchased shares are returned to the Option Plan and become available for future grant.

The Option Plan is also designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options granted under the Option Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with options granted under the Option Plan to qualify as performance-based, the Option Plan limits the size of options that can be granted under the plan. Under this limitation (the “Grant Limit”), no employee may be granted options for more than 500,000 shares per fiscal year.

Appropriate adjustments will be made to the maximum number of shares issuable under the Option Plan, the automatic Non-employee Director Option, the Grant Limit and the number of shares and their exercise price under outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Administration.    The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board, which, in the case of options intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee). With respect to the participation of individuals whose transactions in the Company’s equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee’s termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

The Option Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee’s termination of service with the Company. However, the Option Plan provides that no option repricing or exchange program may be implemented without stockholder approval and no option may be granted with an exercise price per share that is less than the fair market value of a share on the date of grant. The Option Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

Eligibility.    The Option Plan permits the grant of options to employees, consultants and directors of the Company or of any present or future parent or subsidiary corporations of the Company. Options may also be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual’s commencement of service. As of March 14, 2003, the Company had 1,062 employees, including three executive officers, and seven directors. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. In addition, only non-employee directors of the Company are eligible to receive Non-employee Director Options.

Terms and Conditions of Options.    Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each incentive stock option granted under the Option Plan must equal at least the fair market value of a share of the Company’s common stock on the date of grant and the exercise price per share of each nonstatutory stock option granted under the Option Plan must equal at least 85% of the fair market value of a share of the Company’s common stock on the date of grant. As of March 14, 2003, the closing price of a share of the Company’s common stock as reported on the Nasdaq National Market was $1.58.

The option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of common stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination thereof. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The Option Plan also authorizes (i) the Company to withhold from shares otherwise issuable upon the exercise of an option or (ii) to accept the tender of shares of the Company’s common stock in full or partial payment of any tax withholding obligations.

Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee’s continued service with the Company. The Option Plan provides that the maximum term of an incentive stock option is ten years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. However, the Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

Terms and Conditions of Non-employee Director Options.    The Option Plan provides for the automatic grant of options to non-employee directors of the Company. The Option Plan provides that each non-employee director first elected or appointed to the Board after December 16, 1999 (the “Effective Date”) will be granted automatically, on the date of such initial election or appointment, an option to purchase 30,000 shares of common stock. A Non-employee Director Option granted on the Effective Date or on the date of initial appointment or election as a non-employee director is referred to herein as an “Initial Option”. The Option Plan also provides for the automatic annual grant, on the day following each Annual Meeting of the Stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 10,000 shares of common stock or, in the case of the Chairman, an additional option to purchase 15,000 shares (an “Annual Option”) to each non-employee director who continues to serve in such capacity. However, a non- employee director who has not continuously served on the Board for at least six months as of the date of such Annual Meeting will not receive an Annual Option on such date. The exercise price per share of each Non-employee Director Option will be equal to the fair market value of a share of the Company’s common stock on the date of grant and each Non-employee Director Option will have a term of ten years. Non-employee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Initial Options granted after December 16, 1999 will vest as follows: 12,000 shares will vest one year after the date of grant, 9,000 shares will vest two years after the date of grant, 6,000 shares will vest three years after the date of grant and 3,000 shares will vest four years after the date of grant. Annual Options become vested cumulatively for 25% of the shares initially subject to the option on each of the first four anniversaries of the date of grant. Vesting of shares subject to a Non-employee Director Option is subject to the optionee’s continued service through the relevant date.

Change in Control.    The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a “Change in Control”), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Change in Control unless the acquiring or successor corporation assumes the Company’s rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation’s stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Change in Control, they will terminate.

Termination or Amendment.    The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 24, 1997. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company’s stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option’s status as an incentive stock option or is necessary to comply with any applicable law.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months and short-term if the optionee’s holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months and short-term if the optionee’s holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Options Granted to Certain Persons

Since the inception of the Option Plan, (i) the executive officers named in the Executive Compensation Table above, namely, David Dutton, Robert MacKnight, Ludger Viefhues, and former officers David Ferran and Yasuhiko Morita were granted options to purchase 468,000, 349,000, 288,000, 310,000 and 198,000 shares respectively; (ii) all current executive officers as a group were granted options to purchase an aggregate of 1,105,000 shares; and (iii) all current employees, including officers who are not executive officers, as a group were granted options to purchase an aggregate of 7,538,000 shares. In addition, under the Option Plan, non-employee directors are entitled to an automatic option grant consisting of an initial option to purchase 30,000 shares on the date of appointment or election to the Board, and a subsequent option to purchase 10,000 shares to each non-employee director of the Company who has continuously served on the Board for six months as of the date of the annual meeting of stockholders, or, in the case of the Chairman, an option to purchase 15,000 shares, in each year thereafter, on the date immediately after each Annual Meeting of Stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

The Board of Directors believes that the proposed 1,500,000 share increase in the number of shares reserved for issuance under the Company’s Option Plan is important if the Company is to be able to attract and retain qualified directors, officers and employees to the Company.

The Board unanimously recommends a vote FOR approval of the amendment of the Option Plan to increase the number of shares reserved for issuance by 1,500,000 shares for the reasons stated above.

PROPOSAL THREE

APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER 1994 EMPLOYEE STOCK PURCHASE PLAN

General

In August 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions. Over the years the Purchase Plan has been in effect, the share reserve has been increased several times. In May 2002, the stockholders approved the increase in the number of shares authorized under the Purchase Plan by 1,000,000 shares, from 2,975,000 shares to 3,975,000 shares. In February 2003, subject to stockholder approval, the Board of Directors approved an increase in the number of shares reserved for issuance under the Purchase Plan by 700,000 shares to 4,675,000.

Description of Plan

The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

General.    The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an “Offering Period”) an option to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (an “Option”) determined on the first day of the Offering Period. The Option is automatically exercised on the last day of each six-month purchase period during the Offering Period unless the participant has withdrawn from participation prior to such date. The Offering Periods have generally lasted 24 months, but the Committee will determine the length of each Offering Period and may vary the duration of a purchase period, provided that no Offering Period may exceed 27 months in duration. As of March 14, 2003, no grant of purchase rights conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan had been made to any employee. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable.

Shares Subject to Plan.    Currently, a maximum of 3,975,000 shares of the Company’s common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company’s capital structure or in the event of any merger, sale of assets, or other reorganization of the Company. The Board of Directors has amended the Purchase Plan, subject to stockholder approval, to increase by 700,000 shares the maximum number of shares of common stock issuable thereunder to an aggregate of 4,675,000 shares.

Administration.    The Purchase Plan is administered by the Compensation Committee of the Board of Directors (hereinafter referred to as the “Committee”). Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Options granted under the plan. The Committee will interpret the Purchase Plan and Options granted thereunder, and all determinations of the Committee will be final and binding on all persons having an interest in the Purchase Plan or any Options.

Eligibility.    Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an Offering Period under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the

Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of March 14, 2003, approximately 1,056 employees, including executive officers, were eligible to participate in the Purchase Plan.

Participation and Purchase of Shares.    Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an “Entry Date”). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee’s compensation for any pay period during the Offering Period.

No participant may purchase under the Purchase Plan shares of the Company’s common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company’s common stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option may not exceed the limit set by the Board prior to the beginning of the Offering Period.

On the last business day of each purchase period (an “Exercise Date” or “Purchase Date”) during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company’s common stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant’s Option for that Offering Period. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company’s common stock on the Entry Date or on the Exercise Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period.

Merger, Liquidation, Other Corporation Transactions.    In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.

Termination or Amendment.    The Purchase Plan will continue until August 31, 2004, unless earlier terminated by the Board, or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s stockholders is required for any amendment which materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Purchase Plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Entry Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Entry Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Entry Date is recognized as ordinary income in the year of the participant’s death.

If the exercise of an Option does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Option will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Option, will be treated as a capital gain or loss, as the case may be.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Short-term capital gains are generally subject to the same tax rates as ordinary income, while long-term capital gains are currently subject to a maximum tax rate of 20%.

If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

The Board unanimously recommends a vote FOR approval of the increase in the number of shares reserved for issuance under the Purchase Plan by 700,000 shares.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Company (i) must be received by the Company at its offices no later than December 26, 2003, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2003 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

/s/ LUDGER VIEFHUES
Ludger Viefhues, Secretary

April 22, 2003

PROXY

MATTSON TECHNOLOGY, INC.

47131 Bayside Drive, Fremont, California 94538

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Dutton and Ludger Viefhues (the “Proxies”), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote all of the shares of common stock of Mattson Technology, Inc. (the “Company”) held of record by the undersigned on March 28, 2003, at the Annual Meeting of Stockholders to be held on May 21, 2003 or any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 22, 2003, receipt of which is hereby acknowledged, and in their discretion upon such other matters as may properly come before the meeting.

1.	To elect the following directors as Class III directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

☐ FOR all nominees listed below (except as written to the contrary below)	☐ WITHHOLD AUTHORITY

Dr. Jochen Melchior

Shigeru Nakayama

To withhold authority to vote for any nominee, print that nominee’s name in the space provided below:

2.	To approve an increase in the number of shares reserved for issuance under the Company’s Amended and Restated 1989 Stock Option Plan by 1,500,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an increase in the number of shares reserved for issuance under the Company’s 1994 Employee Stock Purchase Plan by 700,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, the Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3.

Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	2003

Signature

Signature if held jointly

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

To Our Shareholders:

2002 was a difficult and challenging year for our industry and our company. Our customers, the world’s leading semiconductor manufacturers, experienced their second straight year of declines in capacity utilization and capital expenditures. The current cycle has been more unpredictable and severe than ever before experienced by this industry. It was against the backdrop of this dramatic industry downturn that we completely restructured Mattson to become less vulnerable to these market cycles: we developed a strategy focused solely on market-leading products, streamlined our corporate structure and operations and strengthened our balance sheet, all with the goal to provide the most robust solutions to our customers.

Focused Leadership in RTP & Strip: “The Result on the Wafer Counts”

Mattson is a global market and technology leader in Photoresist Strip and Rapid Thermal Processing (RTP) solutions essential to front-end fabrication of current-generation integrated circuits. We are #2 in Strip and RTP market share globally, and we lead the industry in technology in both Strip and RTP. We are vital to our customers because we consistently deliver the lowest total cost of ownership (TCO) through proprietary process improvements, error reduction and elimination, better wafer-handling performance and increased yields.

Technology Leadership

Our global society continues to adopt new applications for integrated circuit technology at a blistering pace. It seems like just yesterday the “Polaroid” camera was the latest technology to get instant photographs—now we can take a picture with our cellular phone and send it across the world to others in less than a minute. The increasing demand for more technologically advanced products requires smaller computer chips with more capability at ever lower costs. For nearly four decades, the semiconductor equipment industry has provided the technology that has enabled the integrated circuit manufactures to provide smaller, better, cheaper electronic devices to the world. As we move further into this decade, the technology advances remain as critical as ever.

At Mattson, we continue to focus on advancing Strip and RTP technology in the leading-edge transitions to 300 mm silicon wafers and the 90 nanometer technology node and beyond. Creating these solutions requires a combination of exacting science, expert engineering and innovative design. Process steps for integrated circuit fabrication are designed and measured on a molecular level, making each step of the wafer fabrication process crucial. Customers evaluate vendors based on their ingenuity, creativity, expertise and support at each process step. The selection of a wafer fab solution is made by scientific and empirical analysis at the wafer level: “It’s the result on the wafer that counts.” This is why, in 2002, we crystallized the strategy to focus on what we do best: Strip and RTP.

We continue to focus on improving the fabrication process itself. In Strip, we began full production of our new Aspen III Highlands low-k/Cu Strip solution. Mattson’s Highlands tool, with our patented inductively coupled plasma technology, reduces processing steps, eliminates chemical residues and copper oxidation and preserves the integrity of low-k materials. The

Mattson is a global leader in Strip and Rapid Thermal Processing solutions essential to front-end wafer fabrication of integrated circuits.

At Mattson, we continue to focus on advancing Strip and RTP technology in the leading-edge transitions to 300 mm silicon wafers and the 90 nonometer tochnology node.

Highlands strip solution has been installed and accepted in the world’s most advanced low-k/Cu manufacturing lines.

In RTP, our patented dual-sided lamp technology achieves superior temperature control and temperature measurement, minimizes process variations and reduces defects. In 2002, we introduced further innovations in temperature measurement and control with our 3000 Plus advanced RTP solution. Mattson’s RTP solutions produce the most consistent results measured on a deep sub-micron level on the wafer. This precise consistency is essential in enabling our customers to produce future generations of smaller and smaller transistors.

Leadership in the 300 mm and 90 nm Transitions

A dramatic step in increasing manufacturing yields and reducing costs is the industry’s migration to 300 millimeter wafers. The larger the wafer, the more chips can be processed on that wafer, allowing our customers to lower their cost per chip. Mattson led the way in 300 mm Strip and RTP technologies, and our tools are installed and production-qualified at over 80% of all customers using 300 mm technology globally.

Our customers are also working to provide improved capability to their markets by reducing the size of the transistor and other circuit devices on the chip in order to put more computing functionality into each millimeter of silicon. The next technology node to achieve smaller transistors is called the 90 nanometer node (90 nm). Our Aspen III Highlands low-k strip system and our 3000 Plus RTP tool are both targeted directly at the 90 nm node. These tools are globally installed at leading customer sites running 90 nm processes and are producing the results specified by our customers.

Focus on our Customer Relationships

We provide critical technologies in strip and RTP, and our customers include most of the world’s top 20 semiconductor manufactures. World-class customer support is essential to the successful implementation and execution of leading-edge technologies. Process technology migration requires close collaboration between our customers and our technology groups. This collaboration cannot occur in today’s demanding market without strong customer support. Mattson maintains a global customer service infrastructure that allows us to meet the demands of customers at any time, anywhere in the world.

Every six months, we ask our customers to rate our performance. In 2002, despite the difficult market conditions, our customers consistently rated Mattson’s results above our competition. A key part of customer support is our Spare Parts and Service business, which has grown to over 16% of sales in 2002 and is keeping us close to our customers.

Restructuring Reflects our Focused Strategy

In 2002, we implemented a complete restructuring of the Company to align our organization, operations and balance sheet with our focused strategy. We took steps to exit all technology and product areas that distracted from our strategic product focus and financial performance. The sale of the Wet Products Division in March 2003 was the final major step in Mattson’s planned structural reorganization. While that Division produced important tools for our customers, we realized it would take significant Company and financial resources to bring it to profitable market leadership.

Mattson leads the industry in 300 mm in both Strip and RTP: our tools are installed and production-qualified at over 80% of 300 mm customers globally.

We provide critical technologies in strip and RTP, and our customers include most of the world’s top 20 semiconductor manufactures.

We completely reorganized Mattson in 2002: we focused and streamlined product lines and operations and strengthened our balance sheet to support our market and technology leadership.

Substantial Financial and Operating Improvements

We substantially improved our balance sheet during 2002: we raised $45 million in a private placement of common stock with institutional shareholders and repaid the Company’s $43 million in long-term debt. Our litigation victory against DNS will add $75 million in cash from damages and royalties over five years. We received the first $27 million in 2002 and are entitled to the balance through 2007. We reduced inventories by more than 22%.

We took major steps intended to reduce fixed costs and position the Company to achieve positive operating cash flow throughout market cycles. In 2002, we reduced headcount by over 19% to just over 1,100 employees and reengineered the company for better efficiency to meet today’s market. With the divestiture of the Wet Products Division, we expect to reduce headcount further to less than 650 by mid-2003. More importantly, our annualized revenues per employee have improved from $135K/employee in the fourth quarter of 2001 to $166K/employee in the fourth quarter of 2002. We expect the measure of performance to improve further as a result of the sale of the Wet Division.

Overall, we reduced operating costs (R&D and SG&A) by 28% from the fourth quarter of 2001 to the fourth quarter of 2002. Our drive for operational excellence shows through in improved gross margins, which have moved from a negative 26.5 in the fourth quarter of 2001 to positive 20.5% in the fourth quarter of 2002. Our gross margin has improved substantially since year-end 2001. We expect it to improve further as a result of the sale of the Wet Division. We continue to find ways to reduce costs and achieve operating efficiencies through better logistics, outsourcing and improved financial control systems. We expect the benefits of our restructuring to be increasingly evident by mid-2003.

Despite our efforts to improve Mattson’s competitive and financial positions during the year, our sales reflected the significant downturn experienced by our customers. Sales declined in 2002 by approximately 30% for the semiconductor capital equipment industry, according to Gartner Dataquest. We experienced these difficult market conditions as well; however, Mattson saw only a decline of 12%, showing that our focus on our customers in our core product areas is paying off in market share gains.

Predictable Leadership in an Unpredictable World

For many of our stakeholders, 2002 was the most difficult year they have experienced. Just as we design our products to be flexible, scalable, responsive and innovative to address relentless customer demands, we are working to structure our Company with the same focus and strategy. Our goal is to provide greater stability and predictability regardless of market cycles. At Mattson, we call this initiative the Cyclically Flexible Enterprise (CFE). The goal of CFE is to generate consistent margins and profitability throughout industry cycles by maintaining consistent infrastructure and staffing levels achieved through modular design and manufacturing, increased outsourcing and other manufacturing initiatives. The first stage of this initiative was the dramatic reorganization we implemented in 2002. Mattson is now structured to be able to become profitable and generate cash in today’s market.

We raised $45 million in a common stock placement and repaid all our long-term debt.

Future Growth and Market Opportunities

Mattson’s expertise and focus on leading-edge technologies is driving sales today, and our technology leadership positions us to capture tomorrow’s capacity buys.

Further Growth in 300 mm and 90 nm

The migration towards 300 mm wafer size and 90 nm feature size continues. Our tools are currently installed in over 80% of companies using 300 mm, and we are working with over 85% of companies adopting 90 nm. By 2005, 300 mm is expected to crossover to become the dominant wafer size used in integrated circuit manufacturing. We believe we are positioned to capitalize on 300 mm growth opportunities as the industry makes this transition.

Opportunities in China

We also see opportunities in the growing China market, where we are building strong relationships with the top foundries and have our products established in the region. In 2002, we expanded our service capability and established our own facility in Shanghai to bring us closer to our customers in China.

Our team strengthened Mattson’s competitiveness throughout 2002, which is evidenced in our global market position, our leading-edge product position, our improving operational metrics and our improved customer satisfaction rating. With our streamlined organization, strengthened balance sheet and focused strategy, our goal is to grow market share, generate cash and increase earnings at all stages of the market cycle. We can compete with anyone regardless of size. It’s not about size—it’s about expertise, focus, process innovation and world-class support. We win because we and our customers understand: “It’s the result on the wafer that counts.”

David L. Dutton

Chief Executive Officer

This letter to Shareholders contains forward-looking statements regarding, among other matters, industry and technology trends, including migration toward 300 mm wafer processing and reductions in device geometries, the comparative advantages we expect our products to have, anticipated market share gains, future market opportunities and growth in China, and our expectations and strategies for improvement in the Company’s future financial performance. Forward-looking statements address matters which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition to the general risks associated with the development of complex technology, future results of the Company will depend on a variety of factors, including the timing of significant orders, the ability of the Company to bring new systems to market, the timing of new product releases by the Company’s competitors, slowdowns in the semiconductor industry, the Company’s ability to control its costs, and other competitive factors. The Company’s most recent Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission, include further discussion of risks and uncertainties regarding the Company’s business.

Source: Dataquest

Ludger H. Viefhues, CFO (left)

David L. Dutton, CEO (center)

Robert B, MacKnight, COO (right)